Exhibit 99.1

FOR IMMEDIATE RELEASE:
For further information, please contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising	Tom Severson, S.V.P. & Chief Financial Officer
(561) 682-4195	(561) 682-4115
Leslie J. Monreal, Director of Public Relations	Cheryl Scully, Treasurer and V.P. Investor Relations
(561) 682-4134	(561) 682-4211 phone, (561) 659-3689 fax

PAXSON COMMUNICATIONS CORRECTS CERTAIN 2002 ITEMS
INCLUDED IN ITS MARCH 30, 2004 EARNINGS RELEASE

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 89% of U.S. households (approximately 96 million homes), today reported corrections of certain items in its 2002 financial results contained in its press release of March 30, 2004 announcing its fourth quarter and full year 2003 financial results. The corrected amounts are reflected in the Company’s financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2003, which the Company filed with the Securities and Exchange Commission on March 31, 2004. All of the corrections relate to the restatement of the Company’s financial results for its fiscal year ended December 31, 2002. All other amounts in the Company’s financial results contained in its press release of March 30, 2004 are unchanged. The Company’s reported revenues, cash operating expenses and EBITDA are unaffected by these corrections.

Details on the corrected 2002 items are as follows:

•	The Company’s total income tax provision for the year ended December 31, 2002 was reduced by $4.4 million from $173.7 million, as originally reported, to $169.3 million, as revised.

•	The Company’s net loss for the year ended December 31, 2002 was reduced by $4.4 million from $340.6 million, as previously reported, to $336.2 million, as revised.

•	The Company’s net loss attributable to common stockholders for the year ended December 31, 2002 was reduced by $4.4 million or $.07 per share from $450.7 or $6.95 per share, as previously reported, to $446.3 million or $6.88 per share, as revised.

All amounts stated in this release give effect to the restatement of the Company’s financial results which was announced on March 15, 2004.

     About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and PAX TV, family television. PAX TV reaches 89% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s 2003-2004 original programming slate features all new episodes of returning original drama series including, “Doc,” starring recording artist Billy Ray Cyrus and “Sue Thomas: F.B.Eye,” starring Deanne Bray. Other original PAX series include “It’s A Miracle” with new host Roma Downey, “Candid Camera” hosted by Peter Funt and Dina Eastwood and “Animal Tails” hosted by Mark Curry. For more information, visit PAX TV’s website at www.pax.tv.